Exhibit 99.1

January 12, 2011	Symbol: BER (TSX.V)

BE Resources requests permit modification for 20 additional drill holes at its Warm Springs Beryllium Project

TORONTO, ONTARIO - BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) announced that it has requested a modification to the existing exploration permit at its Warm Springs Beryllium Project, located in Socorro County, New Mexico. The request, if granted, would permit BE to drill an additional 20 holes within the boundaries of the initial permit area, in the immediate area previously investigated by the U.S. Bureau of Mines in the 1960’s.

“We are requesting a modification to the permit to gather more data on the subsurface geology at Warm Springs and understand how the different formations intersect,” stated David Tognoni, President and CEO. “This will assist us in building a site-wide geologic model.”

The proposed drill hole locations are within the Datil Group at Warm Springs and are planned to be shallower than the initial five holes, with the exception of one that is proposed to be 3,500 feet deep. If the permit modification is granted, the 20 holes will be drilled on a 75-foot grid around the first hole drilled in the Company’s current five-hole campaign. Assays results on the first drill hole indicated that drilling had intersected a beryllium-mineralized zone in excess of 100 feet in thickness and discovered maximum grades exceeding one percent beryllium oxide.

About BE Resources Inc. and Beryllium

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs Beryllium project in New Mexico. BE Resources’ target mineral is beryllium, a metal that has been identified as having significant lightness, strength and temperature resistance qualities and is a valuable component used in the aerospace and defence industries. Beryllium prices are usually determined on a negotiated basis between producers and end-users with small quantities of highly pure metal (greater than 99 percent pure) traded on the Shanghai Metals Market. Recent prices posted for beryllium were between 5,500 - 6,000 RMB/Kg, the equivalent of about US$135 to US$147 per pound of beryllium oxide, or US$374 to US$408 per pound of beryllium.

Cautionary Statements

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “plans”, “expects”, “believes”, “may”, and “will”. There is no assurance that the request for permit modification will be granted on the terms requested or at all and no assurance that we will ever be able to develop a producing mine. We are at an early stage of exploration. Reference is made to the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2009. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information please contact:
Jason Monaco	Eric Balog	David Tognoni
First Canadian Capital Corp.	First Canadian Capital Corp.	President & CEO, BE Resources
Tel: 416-742-5600	Tel: 416-742-5600	Inc.
Fax: 416-742-6410	Fax: 416-742-6410	Tel: 575-744-4014
Email:	Email:	Fax: 575-744-5801
jmonaco@firstcanadiancapital.com	ebalog@firstcanadiancapital.com	Email: dqtognoni@gmail.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.